Exhibit 99.1

Press Release

August 24, 2007

FOR IMMEDIATE RELEASE

Contact Information:

Dave Herchko

V.P. Corporate Communications

Sensus Metering Systems

Phone: 412-501-6128

Email: dave.herchko@sensus.com

Sensus Appoints Peter Mainz as Chief Operating Officer

Raleigh, NC – Sensus Metering Systems has announced that Peter Mainz has been appointed to the newly created position of Chief Operating Officer. With the creation of this new position, all Metering and Related Communication Systems businesses and all other businesses will report directly into Peter.

Peter was appointed to the newly created and expanded role of Executive Vice President (V.P.), Operations and Chief Financial Officer (CFO) in March 2007. Prior to that, he became our V.P. of Finance in January 2003 and our CFO upon completion of the acquisition of Invensys Metering Systems in December 2003. He was V.P. of Operations and Finance in Europe and Asia Pacific from 2001 to 2002 and held other senior financial positions with our Metering Systems Division from 1999 to 2001.

ABOUT SENSUS METERING SYSTEMS

The Sensus Metering Systems companies are leading world-class providers of high-value metering, Automatic Meter Reading (AMR) and Advanced Metering Infrastructure (AMI) system solutions for water, gas, electric, and heat utilities as well as sub-metering entities worldwide. Additional linked businesses include Smith-Blair, Inc. a leading provider of pipe clamp & coupling products for the water, gas, and industrial markets; and Sensus Precision Die Casting that produces complex, high quality die-castings. For more information, please visit the company’s web site at www.sensus.com.

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